Exhibit 99.1

Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Nephros Announces Fourth Quarter and Fiscal Year 2022 Financial Results

Full-Year Net Revenue of $10 Million and Fourth Quarter Net Revenue of $2.6 Million

SOUTH ORANGE, NJ, March 8, 2023 – Nephros, Inc. (Nasdaq: NEPH), a leading water technology company providing filtration solutions to the medical and commercial markets, today announced financial results for the fourth quarter and fiscal year ended December 31, 2022.

Financial Highlights

Fourth Quarter Ended December 31, 2022 – Consolidated

●	Net revenue from continuing operations was $2.6 million, compared to $2.7 million in the fourth quarter of 2021, down 6%
●	Net loss from continuing operations was ($0.7 million), approximately equal to the same period in 2021
●	Adjusted EBITDA from continuing operations was ($0.5 million), compared to ($0.1 million) in the fourth quarter of 2021

Year-End 2022 – Consolidated

●	Net revenue from continuing operations was $10.0 million, compared with $10.2 million in 2021, down 2%
●	Net loss from continuing operations was ($4.3 million), compared with ($2.8 million) in 2021
●	Adjusted EBITDA from continuing operations was ($2.4 million), compared with ($1.6 million) in 2021

“2022 was a year of refocusing and rebuilding for Nephros,” said Andy Astor, President and Chief Executive Officer. “After a challenging first half of the year, we established a target of cash flow breakeven (“CFBE”) by mid-year 2023, coupled with significant revenue growth by that same time. We have made good progress on both fronts.”

“In our efforts to achieve CFBE, we took multiple actions, including broad headcount and expense reductions, the disposition of our Pathogen Detection Systems (“PDS”) business segment, and two price increases during the year, which were intended to return us to target gross margins of 55-60%. I am pleased to report that our fourth-quarter gross margins were 59%. Additionally, our net cash usage for the first half of the year was $2.8 million, compared to $0.5 million in the second half of the year, an 80% improvement.”

Mr. Astor continued, “In an effort to set the company up for future revenue growth, we took several actions, including a restructuring of our sales organization, the doubling of our sales team, and the relaunch of our commercial filtration business, which included a rebrand of our commercial filter products from Aether to Nephros. Of further note, we established a strategic partnership with Donastar Enterprises, LLC as the exclusive master distributor of our commercial filters in the food & beverage and hospitality markets.”

Nephros anticipates further cost reductions in the second quarter of this year, due to the planned cessation of operations by our majority-owned subsidiary, Specialty Renal Products, Inc. (“SRP”). In February 2023, SRP management unsuccessfully concluded its efforts to identify a strategic partner to support a commercial launch of SRP’s second-generation HDF product. SRP’s capital resources are nearly exhausted and it has been unable to procure additional financing. Accordingly, the SRP board of directors recently resolved, subject to approval of SRP’s stockholders, to wind down SRP’s operations and liquidate its remaining assets. Nephros expects to re-evaluate opportunities for HDF in the future but has no immediate plans to do so.

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Financial Performance for the Fourth Quarter and Year Ended December 31, 2022

Net revenue from continuing operations for the year ended December 31, 2022 was $10 million, compared with $10.2 million in 2021, a decrease of 2%. Net revenues for the fourth quarter of 2022 were $2.6 million, compared with $2.7 million in the fourth quarter of 2021, a decrease of 6%.

Cost of goods sold for the year ended December 31, 2022 was $5.2 million, compared with $4.6 million in 2021, an increase of 14%. Cost of goods sold for the fourth quarter of 2022 was $1.0 million, compared with $1.2 million in the fourth quarter of 2021, a decrease of 16%.

Gross margins for the year ended December 31, 2022 were 47%, compared with 55% in 2021. Gross margins for the fourth quarter of 2022 were 59%, compared with 54% in the fourth quarter of 2021.

Selling, general and administrative expenses for the year ended December 31, 2022 were $7.6 million, compared with $7.2 million in 2021, an increase of 6%. Selling, general and administrative expenses for the fourth quarter of 2022 and 2021 were approximately $1.8 million.

Research and development expenses for the year ended December 31, 2022 were $1.3 million, compared with $1.5 million in 2021 a decrease of 16%. Research and development expenses for the fourth quarter of 2022 were $0.4 million, compared with $0.3 million in the fourth quarter of 2021, a decrease of 9%.

Depreciation and amortization expenses for the year ended December 31, 2022 were approximately $218,000, compared with approximately $192,000 in 2021, an increase of 14%. Depreciation and amortization expenses for the fourth quarter of 2022 were approximately $56,000, compared with approximately $42,000 in the fourth quarter of 2021, an increase of 33%.

Net loss from continuing operations for the year ended December 31, 2022 was ($4.3 million), compared with a net loss of ($2.8 million) in 2021, a 54% increase in loss. Net loss from continuing operations for the fourth quarter of 2022 and 2021 was approximately ($0.7 million) respectively.

Adjusted EBITDA loss from continuing operations for the year ended December 31, 2022 was ($2.4 million), compared with ($1.6 million) in 2021. Adjusted EBITDA loss from continuing operations for the fourth quarter 2022 was approximately ($0.5 million), compared with approximately ($0.1 million) in the fourth quarter of 2021.

As of December 31, 2022, Nephros had cash and cash equivalents of approximately $3.6 million.

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Consolidated Adjusted EBITDA Definition and Reconciliation to GAAP Financial Measures

Adjusted EBITDA loss from continuing operations is calculated by taking net loss from continuing operations calculated in accordance with generally accepted accounting principles (“GAAP”) and excluding all interest-related expenses and income, tax-related expenses and income, non-recurring expenses and income, and non-cash items, including depreciation, amortization and non-cash compensation. The following table presents a reconciliation of Adjusted EBITDA loss from continuing operations to net loss from continuing operations, the most directly comparable GAAP financial measure, for the fourth quarter of the 2022 and 2021 fiscal years:

2022	Three Month Period Ended				Annual
Consolidated	3/31/2022	6/30/2022	9/30/2022	12/31/2022	Totals

Net (loss) income - from continuing operations	(1,561)	(747)	(1,250)	(719)	(4,277)

Adjustments:
Depreciation of property and equipment	8	20	12	12	52
Amortization of other assets	47	41	44	44	176
Interest expense	7	6	4	3	20
Interest income	(2)	(1)	(4)	(7)	(14)
Non-cash stock-based compensation	254	258	225	207	944
Other non-cash items	49	21	665	-	735

Adjusted EBITDA	(1,198)	(402)	(304)	(460)	(2,364)

2021	Three Month Period Ended				Annual
Consolidated	3/31/2021	6/30/2021	9/30/2021	12/31/2021	Totals

Net (loss) income - from continuing operations	(317)	(940)	(802)	(725)	(2,784)

Adjustments:
Depreciation of property and equipment	7	7	7	16	38
Amortization of other assets	46	48	46	74	214
Interest expense	13	11	10	7	41
Interest income	(3)	(3)	(2)	(2)	(10)
PPP Loan Forgiveness	(482)	-	-	-	(482)
Non-cash stock-based compensation	267	270	257	422	1,216
Other non-cash items	5	24	90	97	216

Adjusted EBITDA	(464)	(583)	(394)	(111)	(1,552)

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Nephros believes that Adjusted EBITDA loss from continuing operations provides useful information to management and investors regarding certain financial and business trends relating to Nephros’ financial condition and results of operations. Management does not consider Adjusted EBITDA loss from continuing operations in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA loss from continuing operations is that it excludes significant expenses and income that are required by GAAP to be recognized in Nephros’ consolidated financial statements. In addition, Adjusted EBITDA loss from continuing operations is subject to inherent limitations as it reflects the exercise of judgments by management about which expenses and income are excluded or included in determining Adjusted EBITDA loss from continuing operations. In order to compensate for these limitations, management presents Adjusted EBITDA loss from continuing operations in connection with net loss from continuing operations, the most directly comparable GAAP financial measure. Nephros urges investors to review the reconciliation of Adjusted EBITDA loss from continuing operations to net loss from continuing operations and not to rely on any single financial measure to evaluate the business.

Conference Call Today at 4:30pm Eastern Time

Nephros will host a conference call today at 4:30pm ET, during which management will discuss Nephros’ financial results and provide a general business overview.

Participants may dial into the call as follows:

Domestic access: 1 (844) 808-7106

International access: 1 (412) 317-5285

Upon joining, please ask to be joined into the Nephros conference call.

An audio archive of the call will be available shortly after the call on the Nephros Investor Relations page.

Alternatively, a replay of the call may be accessed until March 15th, 2023 at 1 (877) 344-7529 or 1 (412) 317-0088 for international callers and entering replay access code: 9907282.

About Nephros

Nephros is committed to improving the human relationship with water through leading, accessible technology. We provide innovative water filtration products and services, along with water-quality education, as part of an integrated approach to water safety. Nephros goods serve the needs of customers within the healthcare and commercial markets, offering both proactive and emergency solutions for water management.

For more information about Nephros, please visit www.nephros.com.

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding Nephros’ expected revenue and cash flows for the quarter and year ended December 31, 2022, expected future revenue growth and the timing of such growth, expectations regarding achieving cash flow breakeven and the timing thereof, and other statements that are not historical facts, including statements that may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including the impact of the ongoing COVID-19 pandemic, changes in business, Nephros’ ability to further develop its sales organization and realize increased revenues, inflationary factors and other economic and competitive conditions, the availability of capital when needed, dependence on third-party manufacturers and researchers, and regulatory reforms. These and other risks and uncertainties are detailed in Nephros’ reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2022, which is expected to be filed on or before March 31, 2023. Nephros does not undertake any responsibility to update the forward-looking statements in this release.

Investor Relations Contacts:

Kirin Smith, President

PCG Advisory, Inc.

(646) 823-8656

ksmith@pcgadvisory.com

Andy Astor, CEO

Nephros, Inc.

(201) 343-5202 x120

andy.astor@nephros.com

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NEPHROS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$3,634	$6,973
Accounts receivable, net	1,286	1,641
Inventory	3,153	4,462
Prepaid expenses and other current assets	188	207
Current assets held for sale	-	351
Total current assets	8,261	13,634
Property and equipment, net	116	72
Lease right-use-of assets	984	614
Intangible assets, net	423	465
Goodwill	759	759
License and supply agreement, net	402	536
Other assets	54	84
Non-current assets associated with discontinued operations	-	1,486
TOTAL ASSETS	$10,999	$17,650

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of secured note payable	71	248
Accounts payable	740	1,334
Accrued expenses	285	444
Current portion of lease liabilities	316	313
Current liabilities associated with assets held-for-sale	-	51
Total current liabilities	1,412	2,390
Secured note payable, net of current portion	-	95
Equipment financing, net of current portion	1	4
Lease liabilities, net of current portion	705	340
Non-current liabilities associated with discontinued operations	-	72
TOTAL LIABILITIES	2,118	2,901

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value; 5,000,000 shares authorized at December 31, 2022 and 2021; no shares issued and outstanding at December 31, 2022 and 2021	-	-
Common stock, $.001 par value; 40,000,000 shares authorized at December 31, 2022 and 2021; 10,297,429 and 10,258,444 shares issued and outstanding at December 31, 2022 and 2021, respectively	10	10
Additional paid-in capital	148,413	147,346
Accumulated other comprehensive income	-	64
Accumulated deficit	(142,831)	(135,725)
Subtotal	5,592	11,695
Noncontrolling interest	3,289	3,054
TOTAL STOCKHOLDERS’ EQUITY	8,881	14,749
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,999	$17,650

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NEPHROS, INC. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

(Unaudited)

	Twelve Months Ended December 31,
	2022	2021
Net revenue:
Product revenues	$9,929	$10,065
Royalty and other revenues	46	152
Total net revenues	9,975	10,217
Cost of goods sold	5,244	4,584
Gross margin	4,731	5,633

Operating expenses:
Research and development	1,255	1,498
Depreciation and amortization	218	192
Selling, general and administrative	7,593	7,195
Total operating expenses	9,066	8,885
Loss from continuing operations	(4,335)	(3,252)
Other (expense) income:
Interest expense	(20)	(41)
Interest income	14	10
Extinguishment of PPP Loan	-	482
Other income, net	64	17
Total other income:	58	468
Loss from continuing operations	(4,277)	(2,784)
Net loss from discontinued operations	(2,829)	(1,083)
Net loss	(7,106)	(3,867)
Less: undeclared deemed dividend attributable to continuing noncontrolling interest	(276)	(240)
Net loss attributable to Nephros Inc. shareholders	(7,382)	(4,107)

Net loss per common share , basic and diluted from continuing operations	(0.42)	(0.28)
Net loss per common share, basic and diluted, from discontinued operations	(0.28)	(0.11)
Net loss per common share, basic and diluted	$(0.70)	$(0.39)

Net loss per common share, basic and diluted, attributable to continuing noncontrolling interest	(0.03)	(0.02)

Net loss per common share, basic and diluted attributable to Nephros Inc. shareholders	$(0.73)	$(0.41)

Weighted average common shares outstanding, basic and diluted	10,297,134	10,017,830

Comprehensive loss:
Net loss	$(7,106)	$(3,867)
Other comprehensive income, foreign currency translation adjustments, net of tax	(14)	(10)
Comprehensive loss	(7,120)	(3,877)
Comprehensive loss attributable to continuing noncontrolling interest	(276)	(240)
Comprehensive loss attributable to Nephros, Inc. shareholders	$(7,396)	$(4,117)

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